Exhibit 99.2

Parnassus Funds

Filing Statement
Concerning Joint Fidelity Bond

1.	Rule 17g-1(g)(1)(B)(iii) — Statement showing the amount of the single insured bond which Parnassus Funds would have provided and maintained had they not been named as insureds under a joint insured bond:

Amount of Single Insured Bond for Joint Insureds Period of Coverage: April 15, 2008 - April 15, 2009

Entity	Single Insured Bond Coverage
Parnassus Funds	$750,000
Parnassus Income Funds	$1,000,000
Aggregate Single Bond Coverage
(as if not maintained under joint coverage)	$1,750,000
Total joint Investment Company Bond
(Bond Number 87175108B)	$2,000,000

2.	Rule 17g-1(g)(1)(B)(iv) — Statement as to the period for which premiums have been paid:

Premiums have been appropriately paid for the period from April 15, 2008 to April 15, 2009.